UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2016

CERES, INC.

(Exact Name of registrant as Specified in its charter)

Delaware	001-35421	33-0727287
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1535 Rancho Conejo Boulevard
Thousand Oaks, CA	91320
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 376-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 12, 2016, Ceres, Inc. (the “Company”) received a letter from The Nasdaq Stock Market LLC (“NASDAQ”) indicating that, as a result of the Company’s failure to regain compliance with the minimum bid price requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2), NASDAQ staff has determined to delist the Company’s common stock from the NASDAQ Capital Market.

NASDAQ’s delisting determination will not immediately result in the delisting of the Company’s common stock. The Company plans to appeal its delisting by requesting a hearing before NASDAQ’s Hearings Panel (the “Panel”). The Company’s request for a hearing must be received by NASDAQ no later than 4:00 p.m. Eastern time on July 19, 2016. Under NASDAQ rules, the hearing request will stay the delisting action pending the issuance of a final decision by the Panel. There can be no assurance the Panel will grant the Company’s request for continued listing.

As previously reported, on June 16, 2016, the Company, Land O’Lakes, Inc., a cooperative corporation incorporated under the laws of Minnesota (“Land O’Lakes”), and Roman Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly owned subsidiary of Land O’Lakes (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub commenced on July 1, 2016, a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of the common stock at a price of $0.40 per share in cash (the “Common Offer Price”), without interest and less any applicable withholding taxes. Subject to the terms and conditions of the Merger Agreement, following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company as the surviving corporation as a wholly owned subsidiary of Land O’Lakes. The Merger Agreement contemplates that, in connection with the closing of the Merger Agreement, the Company’s common stock would be delisted from NASDAQ.

In addition, based on the financial statements included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 15, 2016, the Company was not, as of May 31, 2016, in compliance with the NASDAQ’s continuing listing standards for primary equity securities, as set forth in NASDAQ Listing Rule 5550(b). NASDAQ Listing Rule 5550(b) requires that we satisfy at least one of the following criteria: (1) stockholders’ equity of at least $2.5 million, (2) market value of listed securities of at least $35 million or (3) net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years. Because the Company’s stockholders’ equity fell below $2.5 million during the fiscal quarter ended May 31, 2016, the Company no longer satisfies any of the criteria in NASDAQ Listing Rule 5550(b). The Company expects that NASDAQ will send the Company a notification of additional deficiency for failing to comply with the requirements of NASDAQ Listing Rule 5550(b) and requesting that the Company submit a plan of compliance. The Company understands that generally companies must submit plans of compliance within 45 days of receiving such a notice. There can be no assurance that the Company will be able to provide a plan of compliance in a timely manner, or that NASDAQ would accept such a plan of compliance.

If the Merger is not completed, the Company expects to take additional steps intended to keep the Company’s common stock listed on the NASDAQ Capital Market, including the implementation of a reverse stock split in compliance with the terms of the Merger Agreement, which reverse stock split was approved by the Company’s stockholders on April 5, 2016, for implementation at the discretion of the Company’s Board of Directors, and, in the event the Merger Agreement is terminated, the raising of additional capital. There can be no assurances that the Company would be successful in regaining or maintaining compliance with NASDAQ’s other continued listing requirements.

Forward-Looking Statements

Certain statements in this Form 8-K regarding the Merger Agreement, the Offer and the transactions contemplated thereby, the expected timetable for completing the merger, expectations regarding Nasdaq’s delisting and hearing processes, the Company’s prospects to regain compliance with Nasdaq’s continuing listing standards and remain listed on the Nasdaq Capital Market, and any other statements regarding the Company’s, Land O’ Lakes’ or Merger Sub’s expected performance constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward looking statements included in this Form 8-K are made only as of the date of this Form 8-K on the basis of the current beliefs, expectations and assumptions of the management of the Company regarding future events and are subject to significant risks and uncertainty.  Investors and security holders are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by law.  It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the Company or the price of the Company’s stock.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERES, INC.

Date: July 15, 2016	By:	/s/ Paul Kuc
	Name:	Paul Kuc
	Title:	Chief Financial Officer